Exhibit 5.12

September 17, 2014

CHS/Community Health Systems, Inc.

4000 Meridian Boulevard

Franklin, Tennessee 37067

Ladies and Gentlemen:

We have acted as special New Mexico counsel to CHS/Community Health Systems, Inc. (the “Company”) and the New Mexico Guarantors (as defined below), each organized and existing under the laws of the State of New Mexico, in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-4 (the “Registration Statement”), which relates to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and exchange of up to $1,000,000,000 aggregate principal amount of the Company’s 5.125% senior secured notes due 2021 (the “Secured Exchange Notes”) that are to be general senior secured obligations of the Company and unconditionally guaranteed on a senior secured basis by Community Health Systems, Inc. (“Holdings”) and certain of the Company’s current and future domestic subsidiaries, including the New Mexico entities set forth on Schedule I attached hereto (the subsidiary guarantors set forth on Schedule I attached hereto being collectively referred to herein as the “New Mexico Guarantors”), and $3,000,000,000 aggregate principal amount of the Company’s 6.875% senior unsecured notes due 2022 (the “Unsecured Exchange Notes,” and, together with the Senior Exchange Notes, the “Exchange Notes”) that are to be guaranteed on a senior unsecured basis by Holdings and certain of the Company’s current and future domestic subsidiaries, including the New Mexico Guarantors. The Secured Exchange Notes are to be issued pursuant to an indenture, dated as of January 27, 2014, by and among FWCT-2 Escrow Corporation (“Escrow Corp”), the guarantors party thereto, Regions Bank, as trustee (the “Trustee”) and Credit Suisse AG, as collateral agent (the “Collateral Agent”), as supplemented by the Assumption Supplemental Indenture, dated as of January 27, 2014, by and among the Company, Holdings, the guarantors party thereto, the Trustee and the Collateral Agent, and as supplemented further by the Second Supplemental Indenture, dated as of June 30, 2014, by and among the Company, the guarantors party thereto, the Trustee and the Collateral Agent (collectively, the “Secured Notes Indenture”). The Unsecured Exchange Notes are to be issued pursuant to an indenture, dated as of January 27, 2014, by and among Escrow Corp, the guarantors party thereto and the Trustee, as supplemented by the Assumption Supplement Indenture, dated as of January 27, 2014, by and among the Company, Holdings, the guarantors party thereto, and the Trustee, and as supplemented further by the Second Supplemental Indenture, dated as of June 30, 2014, by and among the Company, the guarantors party thereto and the Trustee (collectively, the “Unsecured Notes Indenture,” and, together with the Secured Notes Indenture, the “Indentures”).

The Secured Exchange Notes are to be issued in an exchange offer for a like aggregate original principal amount of currently outstanding 5.125% senior secured notes due 2021 in accordance with the terms of a Registration Rights Agreement, dated as of January 27, 2014, by and among Escrow Corp and

REPLY TO:

325 Paseo de Peralta

Santa Fe, New Maxico 87501

Telephone (505) 982-3873 • Fax (505) 982-4289

Post Office Box 2307

Santa Fe, New Mexico 87504-2307

September 17, 2014

Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) and Credit Suisse Securities (USA) LLC (“Credit Suisse”), each as representative of the parties named therein as the Initial Purchasers, and the related Registration Rights Joinder, dated as of January 27, 2014, by and among the Company, Holdings, the guarantors party thereto, Merrill Lynch and Credit Suisse (collectively, the “Secured Notes Registration Rights Agreement”). The Unsecured Exchange Notes are to be issued in an exchange offer for a like aggregate original principal amount of currently outstanding 6.875% senior notes due 2022 in accordance with the terms of a Registration Rights Agreement, dated as of January 27, 2014, by and among Escrow Corp and Merrill Lynch and Credit Suisse, each as representative of the parties named therein as the Initial Purchasers, and the related Registration Rights Joinder, dated as of January 27, 2014, by and among the Company, Holdings, the guarantors party thereto, Merrill Lynch and Credit Suisse (collectively, the “Unsecured Notes Registration Rights Agreement,” and, together with the Secured Notes Registration Rights Agreement, the “Registration Rights Agreements”).

In rendering our opinions herein, we have relied with respect to factual matters, upon the Officers’ Certificate (defined below), and Certificates of Good Standing (“Public Authority Documents”) referred to below. In addition thereto, we have reviewed and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for rendering our opinions, including, without limitation, the following:

(i) the articles of incorporation and bylaws, with amendments, if any, for each New Mexico Guarantor;

(ii) the certificate with respect to various factual matters signed by an officer of each of the New Mexico Guarantors and dated the date of this opinion (the “Officers’ Certificate”);

(iii) Certificate of Good Standing for Deming Hospital Corporation dated August 13, 2014;

(iv) Certificate of Good Standing for Roswell Hospital Corporation dated August 13, 2014;

(v) Certificate of Good Standing for San Miguel Hospital Corporation dated August 13, 2014;

(vi) the Secured Notes Registration Rights Agreement;

(vii) the Unsecured Notes Registration Rights Agreement;

(viii) the Secured Notes Indenture;

(ix) the Unsecured Notes Indenture;

(x) the forms of Exchange Notes;

(xi) the Registration Statement; and

(xii) the prospectus contained within the Registration Statement (the “Prospectus”).

Except to the extent that the information constitutes a statement, directly or in practical effect, of any legal conclusion at issue, we have relied, with your permission and without investigation or analysis, upon the information contained in and representations made by the parties in the foregoing documents.

September 17, 2014

ASSUMPTIONS

For purposes of this opinion, we have assumed the genuineness of all signatures of persons signing all documents in connection with which this opinion is rendered, the legal capicty of natural persons, and the authority of such persons signing on behalf of the parties thereto other than the New Mexico Guarantors. We have additionally assumed as follows:

1. Each party to the agreements covered by this opinion (other than the New Mexico Guarantors) has satisfied those legal requirements that are applicable to it to the extent necessary to make the such agreements enforceable against it.

2. Each party to the agreements covered by in this opinion (other than the New Mexico Guarantors) has legal existence.

3. The agreements covered by this opinion have been duly authorized by all necessary corporate/limited liability company/partnership or other action on the part of all parties (other than the New Mexico Guarantors) and have been duly executed and delivered by, and are valid as to, binding upon and enforceable against all such other parties.

4. Persons acting on behalf of the parties to the documents referred to in this opinion (other than the New Mexico Guarantors), including agents and fiduciaries, are duly authorized to act in that capacity.

5. Each document submitted to us for review is accurate and complete, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine.

6. Each Public Authority Document is accurate, complete and authentic and all official public records (including their proper indexing and filing) are accurate and complete.

7. There has been no mutual mistake of fact or misunderstanding, fraud, duress or undue influence.

8. The conduct of the parties to the agreements covered by this opinion has complied with any requirement of good faith, fair dealing and conscionability.

OPINIONS

Subject to the assumptions, exceptions and limitations hereinabove and hereinafter stated, it is our opinion that:

(1) Based solely on the Public Authority Documents, each New Mexico Guarantor is validly existing and in good standing under the laws of the State of New Mexico.

(2) Each New Mexico Guarantor has the requisite corporate power to execute, deliver and perform its obligations under the Indentures, including its guarantee of the Exchange Notes.

(3) The execution and delivery by each New Mexico Guarantor of the Indentures and the performance of its obligations thereunder, including guaranteeing the Exchange Notes in accordance with the provisions of the Indentures, have been duly authorized by each New Mexico Guarantor.

September 17, 2014

The Law covered by the opinions expressed in this letter is limited to the law of the State of New Mexico. For purposes of this letter, the law (“Law”) is the relevant corporate statutes and the judicial and administrative decisions and the rules and regulations of the governmental agencies of New Mexico interpreting such statutes, but not including its “blue sky” laws and regulations and Local Law. Local law (“Local Law”) is the ordinances, the administrative decisions, and the rules and regulations of counties, towns, and municipalities and special political subdivisions (whether created or enabled through legislative action at the federal or state level), and judicial decisions to the extent that they deal with Local Law.

This opinion is limited to the matters expressly set forth above, and no opinion is implied or may be inferred beyond the matters expressly so stated. We assume no obligation to advise you of any future changes in the facts or law relating to the matters covered by this opinion. This letter is not to be construed as a guaranty or warranty that a court considering the matters as to which opinions have been expressed would not rule in a contrary manner regarding such matters.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related Prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,
MONTGOMERY & ANDREWS, P.A.
/s/ Suzanne C. Odom
By: Suzanne C. Odom

September 17, 2014

Schedule I

New Mexico Guarantors

Name of Guarantor	State of Organization
Deming Hospital Corporation	New Mexico
Roswell Hospital Corporation	New Mexico
San Miguel Hospital Corporation	New Mexico